Exhibit 99.1

Vringo Announces Global Agreement with ZTE, World's 4th Largest Handset Maker, to Preload Facetones™ on Android Mobile Devices

Vringo Introduces Its Innovative Facetones™ Application to New Consumers as ZTE Preloads the Software on Android Devices Sold Around the World

NEW YORK — November 10, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile social and video applications, today announced an agreement with ZTE Corporation (H share stock code: 0763.HK / A share stock code: 000063.SZ), the largest handset maker in China and fourth-largest globally, to preload Vringo’s Facetones™ application on Android handsets manufactured by ZTE.  These handsets will be sold via mobile phone operators and through various OEM contracts to brand name handset makers.

Vringo’s Facetones™ application integrates with Facebook® and provides a new way to get automatic, visually exciting social content each time a user makes or receives a phone call. Vringo’s app will be one of the first mobile social apps to be embedded on Android mobile handsets manufactured by ZTE and immediately available to consumers when they start using their new phones.

“Vringo’s Facetones application is gaining broad market acceptance,” said Jon Medved, Vringo’s Chief Executive Officer.  “Our recent launch of Facetones in Verizon’s V CAST Apps in the United States, combined with this deal with ZTE to preload Facetones on Android devices represents significant new opportunities for us that set the stage for continuing our growth.  Making Facetones available through an embedded application at the time of sale is the easiest way to reach prospective customers.  We believe it will help drive the viral nature of our product as it gets introduced to an entirely new audience around the world.”

According to the market analysis report by Strategy Analytics, ZTE’s market share increased as it shipped 53.3 million handsets in the past three quarters of 2011. In the same period, the company’s handset business has been growing at a rate of over 20% in China due to its partnership to create custom-made Android smartphones for the nation’s top three operators. Meanwhile in Europe and North America, ZTE is partnering with over 65 operators of smartphones, with sales of ZTE handsets during the same period rising over 300% in the United States alone.

“We are very excited to be able to offer Vringo’s new Facetones application on many of our phones as soon as a customer leaves the store,” said Jeffrey Fan, Vice President of ZTE terminal equipment unit, ZTE Handsets Europe CEO. “We are always looking for opportunities to increase the value of our fast-growing products and we believe the Facetones app offers a unique experience utilizing some of the most innovative social media features available on an Android interface.”

Facetones™ creates an automated video slideshow using friends’ photos from social media web sites and then plays this video slideshow each time the user makes or receives a mobile call. Facetones™ initially connects with Facebook®, the world’s leading social media site, providing for a significantly enhanced mobile experience for users of social media. Vringo expects to integrate Facetones™ with other social media networks and photo sites in the near future.

Facetones™ is a trademark of Vringo, Inc. and is not sponsored or endorsed by Facebook® nor is Facebook® affiliated with Vringo, Inc.

About ZTE

ZTE is a publicly-listed global provider of telecommunications equipment and network solutions with a comprehensive product range covering virtually every sector of the wireline, wireless, service and terminals markets. The company delivers innovative, custom-made products and services to over 500 operators in more than 140 countries, helping them to meet the changing needs of their customers while achieving continued revenue growth. ZTE is a member of the UN Global Compact. ZTE is China’s only listed telecom manufacturer, publicly traded on both the Hong Kong and Shenzhen Stock Exchanges (H share stock code: 0763.HK / A share stock code: 000063.SZ). For more information, please visit www.zte.com.cn.

About Vringo

Vringo (NYSE Amex: VRNG) is a provider of software platforms for mobile social and mobile video services. With its award-winning video ringtone application and other mobile software platforms - including Facetones™, Video Remix and Fan Loyalty - Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s video ringtone service enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call.  Vringo’s Facetones™ product creates an automated video slideshow using friends’ photos from social media web sites, which is played each time a user makes or receives a mobile call. Vringo’s Video ReMix application, in partnership with music artists and brands, allows users to create their own music video by tapping on a Smartphone or tablet.  Lastly, Fan Loyalty is a platform that lets users interact, vote and communicate with contestants in reality TV series that it partners with, as well as downloading and setting clips from such shows as video ringtones. Vringo’s video ringtone application has been heralded by The New York Times as "the next big thing in ringtones" and USA Today said it has "to be seen to be believed." For more information, visit: www.vringo.com

For comprehensive investor relations material, including fact sheets, white papers, conference calls and video regarding Vringo and its applications, please follow the appropriate link: Investor Portal, White Paper, Overview Video and Facetones Video.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our ability to raise capital to fund our operations, the continued listing of our securities on the NYSE Amex, market acceptance of our products, our ability to protect our intellectual property rights, competition from other providers and products and other factors discussed from time to time in our filings with the Securities and Exchange Commission. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Company Contact:
Vringo, Inc.
Aaron Godfrey, Director of Communications
646-525-4319 x 2547
Email: agodfrey@vringo.com
Skype: agodfrey_vringo
Twitter: @vringo

Financial Communications:
Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com